Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL COMPLETES SECONDARY OFFERING OF COMMON STOCK

PONTE VEDRA, Fla. (May 10, 2018) — Advanced Disposal Services, Inc. (the “Company”) (NYSE:ADSW) announced today the completion of an underwritten secondary offering of 11,987,453 shares of its common stock for cash consideration of $22.45 per share.  All of the shares were offered by an existing legacy stockholder of the Company (the “Selling Stockholder”).  The Company did not offer any stock in this transaction and did not receive any proceeds from the sale of the shares by the Selling Stockholder. In addition, no shares were sold by the Company’s directors or management.

Credit Suisse and UBS Investment Bank acted as the underwriters for the offering.

An automatic shelf registration statement (including a prospectus) relating to the offering of the common stock was filed with the SEC on November 16, 2017 and became effective upon filing. The offering of these securities will be made only by means of a prospectus included in that registration statement, the preliminary prospectus supplement and the final prospectus supplement, when available.  You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, copies of the prospectus, the preliminary prospectus supplement and the final prospectus supplement, when available, relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, tel: 1-800-221-1037, e-mail: newyork.prospectus@credit-suisse.com or from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019 or by telephone at 1-888-827-7275.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-3, as amended from time to time.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE:ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com